    FEDERAL EXPRESS

    June 30, 2009

    Mr. David J. Winters
    Wintergreen Advisers, LLC
    333 Route 46 West, Suite 204
    Mountain Lakes, NJ  07046

    Dear Mr. Winters:

    Thank you for your letter of June 23, 2009 and your continued interest in and support of
    Consolidated-Tomoka Land Co. (“Consolidated”).

    We are moving quickly to assure that all new directors are up-to-speed with the activities at
    Consolidated and engaged as board members.  In that regard, all new directors have had a half day to full day individual meeting at Consolidated to become familiar with our Company and its activities, plans, issues and strategies.  Additionally, all new directors have been elected to board committees.

    The corporate governance matters addressed at the 2009 Annual Meeting of Shareholders have been referred to our Governance Committee for further consideration, and we expect a report from the Committee at upcoming board meetings.

    David, as to your concerns set forth in your letter, which I have forwarded to all board members,
    I welcome the opportunity to personally discuss the same with you at any time.
    We all have great pride in Consolidated and value the Company and its shareholders.  I am available to discuss the company and your thoughts and concerns.  Please contact me to set up a mutually convenient time to discuss the same.

    With kind regards, I remain,

    Sincerely yours,

    /s/ William J. Voges
    William J. Voges
    Chairman of the Board

    WJV:vrj

    cc:     Board of Directors, Consolidated-Tomoka Land Co.

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